EXHIBIT 5.1

March 8, 2016

Joy Global Inc.
100 E Wisconsin Ave, Suite 2780
Milwaukee WI 53202

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Joy Global Inc., a Delaware corporation (the “Company”), and have acted as its counsel in connection with its filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) registering the offer and sale of up to 6,325,000 shares of its common stock, $1.00 par value per share (the “Shares”), pursuant to the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”).

For the purposes of this letter, I have examined such documents, records, certificates, memoranda and other instruments, and such questions of law, as I deemed necessary as a basis for this opinion. As to questions of fact material to the opinion expressed below, I have, when relevant facts were not independently established by me, relied upon information obtained from public officials, officers of the Company and other sources that I believe to be responsible. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to me as original documents and the conformity to original or certified documents of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued, sold and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I am admitted to practice law in the State of Michigan and the State of Illinois. My opinion set forth above is limited to the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal securities laws of the United States and I do not express any opinion herein concerning any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading Interests of Named Experts and Counsel in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sean D. Major
Sean D. Major